FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2009

TELEPHONE AND DATA SYSTEMS, INC.

(Exact name of registrant as specified in their charter)

Delaware	001-14157	36-2669023
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 North LaSalle Street, Suite 4000, Chicago, Illinois		60602
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  (312) 630-1900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On December 18, 2009, Telephone and Data Systems, Inc.(“TDS”) issued a press release disclosing that its Board of Directors has determined to nominate Gary Sugarman and Clarence Davis for election by the holders of Common Shares and Special Common Shares at TDS’ 2010 annual meeting of shareholders.

TDS was required to take this action at this time only with respect to Gary Sugarman and Clarence Davis, pursuant to the terms of a Settlement Agreement dated April 24, 2009 between TDS and GAMCO Asset Management.  This agreement settled an election contest for directors at the 2009 annual meeting of shareholders and included certain agreements relating to the 2010 annual meeting of shareholders.  As a result of the TDS Board’s determination, GAMCO will be required to vote for and support the candidates nominated by the TDS Board for election by the holders of Common Shares and Special Common Shares at TDS’ 2010 annual meeting of shareholders, including Gary Sugarman and Clarence Davis.

The TDS Board will consider and take action with respect to the other nominees for election as directors at the 2010 annual meeting of shareholders at the normal time in 2010.

A copy of TDS’ press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits:

In accordance with the provisions of Item 601 of Regulation S-K, any Exhibits filed or furnished herewith are set forth on the Exhibit Index attached hereto.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on their behalf by the undersigned, thereto duly authorized.

Telephone and Data Systems, Inc.
(Registrant)

Date:	December 18, 2009

By:	/s/ Douglas D. Shuma
Douglas D. Shuma
Senior Vice President and Corporate Controller

EXHIBIT INDEX

The following exhibits are filed or furnished herewith as noted below.

Exhibit No.	Description

99.1	Press Release dated December 18, 2009